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                                                                    EXHIBIT 12.1

                        CB RICHARD ELLIS SERVICES, INC.
   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                               YEAR ENDED DECEMBER 31,
                                      -----------------------------------------
                                        2000     1999    1998    1997    1996
                                      -------- -------- ------- ------- -------
Income before provision for income
 tax................................. $ 68,139 $ 39,461 $50,483 $45,906 $25,809
Less: Equity earnings of
 unconsolidated subsidiaries.........    7,112    7,528   3,443      --     145
Preferred stock dividends (1)........       --       --      --   6,557   1,639
Add: Distributed earnings of
 unconsolidated subsidiaries.........    8,389   12,662   2,267   1,440      89
Fixed charges........................   60,448   56,524  42,089  30,654  32,136
                                      -------- -------- ------- ------- -------
  Total earnings before fixed
   charges........................... $129,864 $101,119 $91,396 $71,443 $56,250
                                      ======== ======== ======= ======= =======
Fixed Charges:
 Portion of rent expense
  representative of the interest
  factor (2)......................... $ 18,748 $ 17,156 $11,042 $ 8,317 $ 6,374
 Interest expense....................   41,700   39,368  31,047  15,780  24,123
 Preferred stock dividends (1).......       --       --      --   6,557   1,639
                                      -------- -------- ------- ------- -------
  Total fixed charges................ $ 60,448 $ 56,524 $42,089 $30,654 $32,136
                                      ======== ======== ======= ======= =======
Ratio of earnings to fixed charges...     2.15     1.79    2.17    2.33    1.75
                                      ======== ======== ======= ======= =======

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(1) Preferred stock dividend requirements have been reflected at their pre-tax amounts. The 1998 amount does not reflect the deemed dividend associated with the Company's repurchase of convertible preferred stock for $32.3 million.

(2) Represents one-third of operating lease costs which approximates the portion that relates to the interest portion.